Exhibit 99.2

RCBA Strategic Partners, L.P.
909 Montgomery St., Suite 400
San Francisco, California 94133
(415) 434-1111

May 31, 2001

Board of Directors
CB Richard Ellis Services, Inc.
200 North Sepulveda Boulevard
El Segundo, California 90245-4380
Attention: James J. Didion
                  Chairman of the Board of Directors

Dear Sirs:

    Concurrently herewith CB Richard Ellis Services, Inc., a Delaware corporation (the "Company"), is entering into an Amended and Restated Agreement and Plan of Merger, dated the date hereof (the "Second Amended and Restated Agreement"), by and among the Company, CBRE Holding, Inc., a Delaware corporation formerly known as BLUM CB Holding Corp. ("Holding"), and BLUM CB Corp., a Delaware corporation wholly owned by Holding ("Acquiror"). The Second Amended and Restated Agreement is an amendment and restatement of the Amended and Restated Agreement and Plan of Merger, dated April 24, 2001, by and among the Company, Holding and Acquiror (the "First Amended and Restated Agreement"), and the First Amended and Restated Agreement is an amendment and restatement of the Agreement and Plan of Merger, dated February 23, 2001, by and among the Company, Holding and Acquiror (the "Original Agreement"). Capitalized terms in this letter shall have the meaning ascribed to them in the Second Amended and Restated Agreement.

    Concurrently with the execution of the Original Agreement, the Company and RCBA Strategic Partners, L.P. ("BLUM"), entered into a letter agreement dated February 23, 2001 (the "Guarantee Agreement"), pursuant to which BLUM guaranteed certain payments to the Company.

    In exchange for good and valuable consideration, BLUM and the Company hereby agree that the terms and conditions of, and the rights and obligations of each party under, the Guarantee Agreement shall apply and be effective and enforceable with respect to the Original Agreement, as amended from time to time, including pursuant to any amendment and restatement, in the same manner and to the same extent such terms, conditions, rights and obligations apply and are effective and enforceable with respect to the Original Agreement.

    BLUM hereby represents and warrants to the Company as to the following: (a) it has all requisite legal capacity, power and authority to enter into this agreement and to perform its obligations hereunder; (b) this agreement has been duly authorized, executed and delivered by BLUM and constitutes a valid and binding obligation of BLUM enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing; (c) the execution and delivery of this agreement do not, and the compliance by BLUM with the terms hereof will not, conflict with or result in any violation of, or default (with or without notice or lapse of time or both) under, permit the termination of any provision of or result in the termination of or the acceleration of the maturity or performance of, or result in the creation or imposition of any Lien upon any of the assets or properties of BLUM under, (i) any provision of any agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such undersigned party or its property or assets, (ii) the organizational documents of BLUM or (iii) any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which BLUM is a party or by which it is bound, except to the extent that any such events would not reasonably be expected to have a material adverse effect on BLUM's ability to perform under this agreement.

    Neither this agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this agreement will be binding upon, inure to the benefit of and be enforceable only by the parties hereto and their respective permitted assigns. Any attempted assignment in violation of the terms of this paragraph shall be null and void.

    The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision. Any term or provision of this agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this agreement in any other jurisdiction.

    This agreement shall be governed by and construed in accordance with the law of the State of Delaware applicable to contracts and executed and to be performed entirely within such State.

Sincerely,
RCBA STRATEGIC PARTNERS, L.P.
By:	RCBA GP, L.L.C., its general partner
By:	/s/ CLAUS J. MOLLER Name: Claus J. Moller Title: Managing Member
Agreed to and accepted as of the date first set forth above:
CB RICHARD ELLIS SERVICES, INC.
By:	/s/ WALTER V. STAFFORD Name: Walter V. Stafford Title: Senior Executive Vice President and General Counsel